EXHIBIT NO. 99: Press release of Alcan Inc. dated July 22, 2003.

Press Release

FOR IMMEDIATE RELEASE

ALCAN ANNOUNCES STRONG SECOND QUARTER

HIGHLIGHTS

  Quarterly operating earnings up 16% sequentially and stable year-over-year despite soft economic conditions

  Net income from continuing operations down US$0.15 per share year-over-year primarily due to non-cash foreign currency balance sheet translation impacts

  Higher volumes, improved pricing and contribution from FlexPac help offset higher fuel, recycled metal and pension expenses

MONTREAL, CANADA - July 22, 2003 - Alcan Inc. (NYSE, TSX: AL) today reported second quarter operating earnings from continuing operations, excluding foreign currency balance sheet translation effects and Other Specified Items, of US$0.44 per share compared to US$0.46 per share a year ago and US$0.38 per share in the first quarter of 2003.  Net income from continuing operations of US$0.07 per share in the second quarter compared to US$0.22 per share a year earlier and US$0.04 per share in the first quarter of 2003.

"Alcan's financial discipline and value-based management culture keep paying off despite prolonged economic weakness," said Alcan President and CEO Travis Engen. "I'm pleased that our performance remains solid in the face of choppy markets and higher external costs."

Net income from continuing operations for the second quarter of 2003 included a non-cash, after-tax charge of US$146 million (US$0.45 per share) for the effects of foreign currency balance sheet translation, as well as an after-tax net gain of US$26 million (US$0.08 per share) from Other Specified Items.  Other Specified Items comprised mainly after-tax gains of US$41 million on the sale of non-core assets in Italy and the remaining portfolio investment in Nippon Light Metal Company, Ltd., partially offset by US$8 million of after-tax charges for plant closures. Foreign currency balance sheet translation effects and Other Specified Items, after-tax, reduced earnings by US$78 million (US$0.24 per share) in the second quarter a year ago, and by US$109 million (US$0.34 per share) in the first quarter of 2003.

After including results from discontinued operations, the Company reported a second quarter loss of US$89 million (US$0.28 per share), compared to net income of US$71 million (US$0.22 per share) in the year-ago quarter and net income of US$13 million (US$0.04 per share) in the first quarter of 2003.

CONSOLIDATED REVIEW

Alcan presents operating earnings from continuing operations in addition to net income from continuing operations and reported net income as the Company believes they provide a meaningful basis for evaluating underlying earnings trends, consistent with the way the business groups are managed. Foreign currency balance sheet translation effects, which are non-cash, result from movements in exchange rates that can be pronounced from quarter to quarter, but often average out over time.  Similarly, Other Specified Items by definition are not part of the ongoing revenues and costs of the Company's operations.

Economic Value Added (EVA®) is no longer being presented as it is not a GAAP measure.  The Company continues to use EVA® as its primary performance measure for internal purposes.

	SECOND QUARTER		SIX MONTHS		FIRST QUARTER
(US$ millions, unless otherwise noted)	2003	2002	2003	2002	2003

Sales & operating revenues	3,468	3,146	6,681	6,034	3,213
Shipments (thousands of tonnes)
Ingot products[1]	381	359	719	674	338
Rolled products	530	528	1,041	1,025	511
Conversion of customer-owned metal	100	95	205	170	105
Aluminum used in engineered products & packaging	144	152	291	278	147
Total aluminum volume	1,155	1,134	2,256	2,147	1,101
Ingot product realizations (US$ per tonne)	1,570	1,536	1,574	1,518	1,578
Average London Metal Exchange 3-month price (US$ per tonne)	1,379	1,377	1,386	1,386	1,392
Operating earnings - excluding foreign currency balance sheet translation and Other Specified Items	144	150	266	258	122
Foreign currency balance sheet translation	(146)	(70)	(242)	(84)	(96)
Other Specified Items	26	(8)	13	(15)	(13)
Net income from continuing operations	24	72	37	159	13
Loss from discontinued operations	(113)	(1)	(113)	(2)	-
Net income (loss)	(89)	71	(76)	157	13

1 includes primary and secondary ingot and scrap, as well as shipments resulting from trading activities

Continuing operations

Record sales and operating revenues for the quarter were higher relative to both comparable periods largely as a result of the stronger Euro and the FlexPac acquisition on April 30, 2003.  Increased aluminum shipments and better pricing, primarily in rolled and engineered products, also contributed to the improvement.  In addition, higher ingot product realizations contributed to the better performance relative to the year-ago quarter.

Total aluminum volume of 1,155 thousand tonnes (kt) was 2% higher than a year earlier and 5% higher than the preceding quarter. The year-over-year increase reflects the second tranche of the Alouette smelter acquisition in Quebec; production restarts in Kitimat, British Columbia and improved rolled product shipments in Asia.  Compared to the previous quarter, volume increased as a result of seasonally higher smelter production and North American rolled product shipments.

Ingot product realizations of US$1,570 per tonne increased by US$34 per tonne from the year-ago quarter mainly reflecting higher market premiums.  Compared to the previous quarter, realizations decreased slightly in line with LME prices.

Second quarter operating earnings from continuing operations were US$144 million compared to US$150 million in the same quarter last year, despite a US$15 million increase in pension expense.  The acquisition of FlexPac and the benefits from the Company's ongoing cost improvement initiatives, higher overall volumes and stronger pricing more than offset rising energy and recycled metal costs, the negative impact of strengthening European currencies (other than the Euro), as well as higher depreciation expense. On a quarter-over-quarter basis, operating earnings improved by 16% as the benefits from increased sales and the Flexpac acquisition more than offset the negative effects of currency fluctuations, largely the Canadian dollar.

For the quarter, net income from continuing operations of US$24 million compared to US$72 million in the year-ago quarter and US$13 million in the previous quarter. The differences were largely due to the unfavourable effects of foreign currency balance sheet translation, partially offset by favourable variances in Other Specified Items.

Discontinued operations

Alcan's continuing Value Based Management led to a decision to sell non-strategic Packaging operations to release cash for higher value-adding opportunities.  The difference between the expected proceeds on sale and the book value of these assets resulted in a non-cash, after-tax impairment charge of US$113 million.  Even though these operations are not major business units within the Packaging group, new accounting standards require that the impairment charge along with the operating results be disclosed separately as discontinued businesses.  Because of the movement of these businesses to discontinued operations all comparative periods have been reclassified, including the related assets,  liabilities and cash flows.

SEGMENT REVIEW

	SECOND QUARTER		SIX MONTHS		FIRST QUARTER
(US$ millions)	2003	2002	2003	2002	2003
Business Group Profit (BGP)
Bauxite, Alumina and Specialty Chemicals	60	63	114	127	54
Primary Metal	169	211	383	425	214
Rolled Products Americas and Asia	93	94	173	186	80
Rolled Products Europe	57	35	104	65	47
Engineered Products	21	27	44	54	23
Packaging	99	88	185	160	86
BGP (sub-total)	499	518	1,003	1,017	504
Intersegment, corporate offices and other	(41)	(55)	(116)	(125)	(75)
Restructuring, impairment and other special charges	16	(6)	14	(20)	(2)
Depreciation & amortization	(231)	(212)	(455)	(411)	(224)
Interest	(56)	(49)	(104)	(99)	(48)
Income taxes	(151)	(122)	(292)	(201)	(141)
Minority interests	(12)	(2)	(13)	(2)	(1)
Net income from continuing operations	24	72	37	159	13

Segments

Starting this quarter, for external reporting purposes the Company has changed the name of the profitability metric by which its business groups are measured. This change is in response to guidance recently issued by the Securities and Exchange Commission.  Current and prior period results have been calculated in exactly the same manner.  However, the name has changed from operating segment EBITDA to business group profit (BGP).  BGP comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset impairments, that are not under the control of the business groups.  These items are managed by the Company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Second quarter BGP of US$60 million for Bauxite, Alumina and Specialty Chemicals was marginally lower than the previous year.  Benefits from cost initiatives, higher alumina shipments and realizations, and favourable caustic soda prices were more than offset by increased foreign currency balance sheet translation losses and higher energy costs.  Compared to the preceding quarter, BGP was up by 11% mainly due to improved alumina selling prices, which lag the LME price by one quarter, and higher bauxite and alumina shipments, partially offset by increased energy costs and higher foreign currency balance sheet translation losses resulting from the quarter-to-quarter strengthening in the Canadian and Australian dollars.

For Primary Metal, BGP of US$169 million for the second quarter decreased by US$42 million from the year-ago quarter and US$45 million from the preceding quarter due to foreign currency impacts on balance sheet translation and economic costs resulting from appreciation of the Canadian dollar and European currencies other than the Euro.  Excluding currency effects, benefits from increased volumes and continued cost improvements more than offset higher fuel and related material prices and increased pension costs. Aluminum production continued to increase as a result of the second 20% tranche of Alouette relative to the year-ago quarter, as well as higher production from existing smelters which, for the most part, continued to surpass productivity benchmarks in the industry.

BGP for Rolled Products Americas and Asia, at US$93 million, was largely unchanged from the previous year. Higher volume, stronger pricing, and the benefits from cost initiatives were offset by the negative impact of metal pricing lags, higher energy prices and lower recycled metal spreads.  Compared to the preceding quarter, BGP increased by 16% as higher seasonal volumes, improving recycled metal spreads and better operating costs, including lower energy prices, more than offset the negative impact of metal pricing lags.

Rolled Products Europe achieved a record BGP of US$57 million in the quarter, a significant improvement of US$22 million compared to the year-ago quarter and of US$10 million compared to previous quarter, despite sluggish market conditions.  Earnings benefited from an enhanced product portfolio mix, continued cost discipline and the stronger Euro.   Shipments were slightly below the record level set in the second quarter of last year.

Engineered Products posted BGP of US$21 million, which was 22% lower than the previous year and 9% below the preceding quarter.  Results were adversely affected by continued weakness in the cable and composite markets despite improving prices in those businesses, higher raw material (PVC and plastic) costs and one-off expenses associated with the start-up of new automotive projects, partially offset by the stronger Euro.

Packaging BGP at US$99 million was US$11 million ahead of the previous year and US$13 million better than the preceding quarter, including US$11 million from the FlexPac acquisition that became effective on April 30, 2003.  Excluding FlexPac and one-off expenses of US$6 million to implement cost initiatives, BGP increased by US$8 million over the preceding quarter and US$6 million over the second quarter in 2002, driven by cost improvements, the stronger Euro and an improved European Pharma and Personal Care business.  BGP growth was most notable in the Food Packaging and Food Services businesses.

Reconciliation to net income from continuing operations

"Intersegment, corporate offices and other" includes the elimination of profits on intersegment sales of aluminum as well as other non-operating items.  Declining ingot realizations resulted in a favourable impact from such intersegment profit eliminations.  Corporate office expenses decreased relative to the prior year due to lower consulting fees, despite increased pension costs, but increased as compared to the preceding quarter.  This quarter, "other" included a gain on sale of the Company's remaining portfolio investment in Nippon Light Metal Company, Ltd. of US$33 million, partially offset by provisions of US$13 million for two plant closures.

Restructuring, impairment and other special charges for the second quarter resulted mainly from a gain on sale of non-core assets in Italy amounting to US$18 million.

Depreciation and amortization of US$231 million was 9% higher than the year-ago quarter, largely due to increased ownership in Alouette and the purchase of VAW FlexPac, and 3% higher than the previous quarter due to the FlexPac acquisition.

Interest expense of US$56 million increased by US$7 million compared to the previous year and US$8 million compared to the preceding quarter due to cash outlays related to the purchase of VAW Packaging.  Debt as a percent of invested capital at June 30, 2003 increased to 32%, compared to 30% at the end of the first quarter of 2003 and 33% for the year-ago quarter.

Excluding the effects of foreign currency balance sheet translation and Other Specified Items, the Company's effective tax rate was 29% for the quarter and 32% year-to-date. Including these items, the Company's effective tax rate on income from continuing operations was 81% in the quarter and 86% for the first half of 2003.

For the second quarter of 2003, the average number of common shares outstanding was 321.7 million compared to 321.2 million in the year-ago quarter and 321.5 million in the first quarter of 2003.  At June 30, 2003, 321.7 million shares were outstanding.

OUTLOOK

The Company expects to continue to benefit from cost reduction initiatives as well as recently completed investments.  Based on an average LME aluminum price of about US$1,400 per tonne, Alcan currently expects that operating earnings from continuing operations per common share, excluding foreign currency balance sheet translation effects and Other Specified Items, will be between US$0.40 and US$0.50 for the third quarter of 2003.  In addition, the Company estimates that with current exchange rates and LME prices, operating earnings per common share, excluding foreign currency balance sheet translation effects and Other Specified Items, will be between US$1.60 and US$1.80 for the full year 2003.

Management does not provide guidance on earnings per share from continuing operations because changes in foreign exchange rates and Other Specified Items that form part of this measure are, by their nature, often unpredictable.  Sensitivities to exchange rates and metal prices are provided below:

Estimated after-tax effect on Alcan's net income from continuing operations of:

	Change in full year average*	US$M	US$ per share

Exchange rate on long-term profitability (annual)
Canadian dollar	+1 US cent	$(11)	$ (0.03)
Euro	+1 US cent	$4	$ 0.01
Exchange rate on balance sheet translation *
Canadian dollar	+1 US cent	$(17)	$ (0.05)
Australian dollar	+1 US cent	$(6)	$ (0.02)
Metal price on long-term profitability (annual)
Aluminum	+US$100/t	$120	$ 0.37

* Except for balance sheet translation which is point-in-time.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and specialty packaging with 2002 revenues of US$12.5 billion.  With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service.  Alcan employs 54,000 people and has operating facilities in 42 countries.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

®EVA is a registered trademark of Stern, Stewart & Company.

"GAAP" refers to Canadian Generally Accepted Accounting Principles.

Other Specified Items include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax adjustments related to prior years and the effects of changes in income tax rates; and other items that do not typify normal business activities.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Tuesday, July 22, 2003 at 10:00 a.m. and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements, investor presentation and supplementary information) is available at www.alcan.com., using the Investors link.

MEDIA CONTACT: Joseph Singerman	INVESTMENT CONTACT: Corey Copeland
Tel.: (514) 848-1355	Tel. (514) 848- 8368

Conference call numbers:	Conference call numbers:
North America (888) 294-1314	North America (800) 733-8619
Local & overseas (416) 641-6711	Local & overseas (416) 641-6652

ALCAN INC.
INTERIM CONSOLIDATED STATEMENT OF INCOME
(unaudited)
Periods ended June 30	Second Quarter		Six Months
(in millions of US$, except per share amounts)	2003	2002	2003	2002

Sales and operating revenues	3,468	3,146	6,681	6,034
Costs and expenses
Cost of sales and operating expenses	2,751	2,473	5,286	4,760
Depreciation and amortization	231	212	455	411
Selling, administrative and general expenses	176	142	339	280
Research and development expenses	32	27	61	55
Interest (note 3)	56	49	104	99
Restructuring, impairment and other special charges	(16)	6	(14)	20
Other expenses - net	52	43	109	50
	3,282	2,952	6,340	5,675
Income from continuing operations
before income taxes and other items	186	194	341	359
Income taxes	151	122	292	201
Income from continuing operations
before other items	35	72	49	158
Equity income	1	2	1	3
Minority interests	(12)	(2)	(13)	(2)
Income from continuing operations	24	72	37	159
Loss from discontinued operations (note 2)	(113)	(1)	(113)	(2)
Net income (Loss)	(89)	71	(76)	157
Dividends on preference shares	1	1	3	2
Net income (Loss) attributable to common shareholders	(90)	70	(79)	155
Net income (Loss) per common share - basic and diluted:
Income from continuing operations	0.07	0.22	0.10	0.49
Loss from discontinued operations	(0.35)	-	(0.35)	(0.01)
Net Income (Loss)	(0.28)	0.22	(0.25)	0.48
Dividends per common share	0.30	0.15	0.45	0.30

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(unaudited)
Six months ended June 30 (in millions of US$)	2003	2002

Retained earnings - beginning of period	3,503	3,326 *
Net income (Loss)	(76)	157
Dividends
Common	(145)	(96)
Preference	(3)	(2)
Retained earnings - end of period	3,279	3,385

*  Restated in 2002 to reflect accounting change of $(748) with respect to impairment of goodwill.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited for 2003)
(in millions of US$)	June 30, 2003	December 31, 2002

ASSETS
Current assets
Cash and time deposits	127	109
Trade receivables
(net of allowances of $61 in 2003 and $58 in 2002)	1,550	1,264
Other receivables	432	542
Inventories
Aluminum operating segments
Aluminum	964	905
Raw materials	432	390
Other supplies	305	296
	1,701	1,591
Packaging operating segment	519	368
	2,220	1,959
	4,329	3,874
Deferred charges and other assets	665	666
Property, plant and equipment
Cost (excluding Construction work in progress)	18,402	17,630
Construction work in progress	704	570
Accumulated depreciation	(8,654)	(8,107)
	10,452	10,093
Intangible assets, net of accumulated amortization of $69 in 2003 and $53 in 2002	319	318
Goodwill	2,353	2,303
Assets held for sale (note 2)	155	284
Total assets	18,273	17,538

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited for 2003)
(in millions of US$)	June 30, 2003	December 31, 2002

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	2,509	2,294
Short-term borrowings	348	381
Debt maturing within one year	235	295
	3,092	2,970
Debt not maturing within one year (note 4)	3,517	3,186
Deferred credits and other liabilities	1,631	1,418
Deferred income taxes	1,198	1,120
Liabilities of operations held for sale (note 2)	49	69
Minority interests	195	150
Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	4,711	4,703
Retained earnings	3,279	3,503
Deferred translation adjustments	441	259
	8,431	8,465
	8,591	8,625
Total liabilities and shareholders' equity	18,273	17,538

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
Periods ended June 30 (in millions of US$)	Second Quarter		Six Months
	2003	2002	2003	2002

OPERATING ACTIVITIES
Net income from continuing operations	24	72	37	159
Adjustments to determine cash from operating activities:
Depreciation and amortization	231	212	455	411
Deferred income taxes	44	36	69	40
Asset impairment provisions	8	9	8	9
Gain on sales of businesses and investment - net	(51)	-	(51)	-
Change in operating working capital:
Change in receivables	112	38	71	51
Change in inventories	(40)	(10)	(60)	23
Change in payables	(47)	(2)	(36)	(91)
Total change in operating working capital	25	26	(25)	(17)
Change in deferred charges, other assets, deferred credits and other liabilities - net	33	40	106	65
Other - net	19	(2)	24	(8)
Cash from operating activities in continuing operations	333	393	623	659
Cash from operating activities in discontinued operations (note 2)	3	7	7	(1)
Cash from operating activities	336	400	630	658

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)
Periods ended June 30 (in millions of US$)	Second Quarter		Six Months
	2003	2002	2003	2002

FINANCING ACTIVITIES
New debt	501	51	505	182
Debt repayments	(261)	(21)	(346)	(192)
	240	30	159	(10)
Short-term borrowings - net	(40)	(49)	(64)	(175)
Common shares issued	3	4	8	10
Dividends
Alcan shareholders (including preference)	(50)	(49)	(100)	(98)
Minority interests	(1)	(2)	(10)	(3)
Cash from (used for) financing activities in continuing operations	152	(66)	(7)	(276)
Cash used for financing activities in discontinued operations (note 2)	(1)	-	(4)	(1)
Cash from (used for) financing activities	151	(66)	(11)	(277)
INVESTMENT ACTIVITIES
Property, plant and equipment	(206)	(152)	(337)	(257)
Business acquisitions (note 5)	(343)	(172)	(348)	(172)
	(549)	(324)	(685)	(429)
Net proceeds from disposal of businesses, investments and other assets	47	11	53	47
Cash used for investment activities in continuing operations	(502)	(313)	(632)	(382)
Cash used for investment activities in discontinued operations (note 2)	(2)	(3)	(4)	(5)
Cash used for investment activities	(504)	(316)	(636)	(387)
Effect of exchange rate changes on cash and time deposits	3	7	4	8
Increase (decrease) in cash and time deposits	(14)	25	(13)	2
Cash of subsidiaries consolidated - net	30	-	30	-
Cash and time deposits - beginning of period	111	96	110	119
Cash and time deposits - end of period	127	121	127	121

ALCAN INC. (in millions of US$, except per share amounts)
1. ACCOUNTING POLICIES

The unaudited interim consolidated financial statements do not include all the disclosures required to be in accordance with Canadian generally accepted accounting principles for interim reporting and, therefore, should be read in conjunction with the most recent annual financial statements.

2. DISCONTINUED OPERATIONS

In the second quarter of 2003, the Company committed to a plan to sell non-strategic Packaging operations to release cash for higher value-adding opportunities.  These businesses are classified as held for sale and are included in discontinued operations.  An impairment charge of $113, after tax, was recorded in discontinued operations to reduce the carrying values of these businesses to estimated fair values less costs to sell.  Certain financial information has been reclassified in the prior periods to present these businesses as discontinued operations on the income statement, as assets held for sale and liabilities of operations held for sale on the balance sheet and cash flows from discontinued operations on the statement of cash flows.

3. CAPITALIZATION OF INTEREST COSTS
Total interest costs in continuing operations in the second quarter and six months of 2003 were $57 and $106, respectively (2002: $49 and $99) of which $1 and $2 (2002: nil) were capitalized.
4. LONG TERM DEBT
On May 1, 2003, the Company issued $500 4.5% global notes due May 15, 2013.
5. BUSINESS ACQUISITIONS
VAW Flexible Packaging

On April 30, 2003, the Company completed the acquisition of VAW Flexible Packaging from Norsk Hydro for a cost of $339, subject to post-closing adjustments.  The business combination is accounted for using the purchase method of accounting and the results of operations are included in the Consolidated Financial Statements since acquisition.

Thai Packaging Company (Strongpack Plc)

As part of the acquisition of VAW Flexible Packaging in the second quarter of 2003, the Company acquired, directly and indirectly, 63% of the total issued share capital of Strongpack Plc in Thailand.  Strongpack is engaged in packaging businesses, providing production and processing services on all types of flexible packaging materials.  On June 20, 2003, the Company acquired an additional 11% of Strongpack at a price of $4.

6. SUBSEQUENT EVENTS
Baltek Corporation
On July 1, 2003, the Company completed the acquisition of Baltek Corporation for approximately $35.
Tender Offer for Pechiney

On July 7, 2003, the Company announced plans to launch a tender offer for Pechiney.  Pechiney is an international group listed on the Paris and New York Stock exchanges.  Its three core businesses are primary aluminum, aluminum conversion and packaging.  Pechiney employs 34,000 employees.

The offer is conditional upon government and regulatory approvals as well as the tendering of more than 50% of the total diluted number of Pechiney shares to the offer.  The Company expects the offer to be completed within five months.